EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:
(1)	Registration Statement (Form S-8 No. 333-124190) pertaining to the Amended and Restated Akorn, Inc. 2003 Stock Option Plan;
(2)	Registration Statement (Form S-8 No. 333-167031) pertaining to the Amended and Restated Akorn, Inc. Employee Stock Purchase Plan;
(3)	Registration Statement (Form S-8 No. 333-179476) pertaining to the Amended and Restated Akorn, Inc. 2003 Stock Option Plan; and
(4)	Registration Statement (Form S-8 No. 333-161908) pertaining to the Amended and Restated Akorn, Inc. 2003 Stock Option Plan;

of our report dated March 1, 2013, with respect to the consolidated financial statements of Akorn, Inc. as of December 31,  2012, and for the two year period ended December 31, 2012,  included in this Annual Report (Form 10-K) of Akorn, Inc. for its year ended December 31, 2013.

/s/ Ernst & Young LLP

Chicago, Illinois
March 14, 2014